CONSENT OF QUALIFIED PERSON

In connection with the Loncor Gold Inc. Annual Report on Form 20-F for the year ended December 31, 2024 and any amendments or supplements and/or exhibits thereto (collectively, the "Form 20-F"), the undersigned consents to:

(i)  the filing and use of the technical report summary dated October 10, 2024, with an effective date of November 17, 2021, and titled "Amended and Restated Technical Report Summary on Mineral Resources of the Imbo Project in the Democratic Republic of the Congo" (the "TRS"), as an exhibit to and referenced in the Form 20-F;

(ii)  the use of and references to my name, including my status as an expert or "qualified person" (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission), in connection with the TRS and Form 20-F; and

(iii)  any extracts or summaries of the TRS included or incorporated by reference in the Form 20-F, and the use of any information derived, summarized, quoted or referenced from the TRS, or portions thereof, that was prepared by me, that I supervised the preparation of, and/or that was reviewed and approved by me, that is included or incorporated by reference in the Form 20-F.

Dated: April 16, 2025.

(signed) "Christian Bawah"

Christian Bawah
BSc (Hons) Geology, MBA (Finance), MAusIMM (CP), MMCC, FWAIMM, MGhIG
Director, Geology and Mineral Exploration
Minecon Resources and Services Limited